EXHIBIT 16.1


March 27, 2000


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for American Communications, Inc., and reported on the financial statements as of and for the period ended December 31, 1998. On March 24, 2000 we were dismissed. We have read the statements included under Item 4 of its Form 8-K dated March 28, 2000, and we agree with such statements.

Very truly yours,

/s/ KINGERY CROUSE & HOHL P.A.